As filed with the Securities and Exchange Commission on June 20, 1997
                                                    Registration No.

_____________________________________________________________________

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                              ________________

                                 Form S-8
                          REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933
                              ________________

                   United Video Satellite Group, Inc.
       (Exact Name of Registrant as Specified in Its Charter)

                  Delaware                        73--1290412
      (State or Other Jurisdiction of          (I.R.S. Employer
      Incorporation or Organization)          Identification No.)

         7140 South Lewis Avenue                   74136-5422
             Tulsa, Oklahoma                       (Zip Code)
       Telephone: (918) 488-4000
  (Address of Principal Executive Offices)

                              ________________

          United Video Satellite Group, Inc. Stock Option Plan
                         For Non-Employee Directors

                           (Full title of the plan)

                              ________________


                                           With Copies to:
       Peter C. Boylan III
       Executive Vice President and        Francis R. Wheeler, Esq.
       Chief Operating Officer             Holme Roberts & Owen LLP
       7140 South Lewis Avenue             1700 Lincoln, Suite 4100
       Tulsa, Oklahoma 74136-5422          Denver, Colorado 80203
       Telephone: (918) 488-4000           Telephone: (303) 866-0477
       Telecopier:(918) 488-4928           Telecopier:(303) 866-0200
   (Name, Address, and Telephone Number,
  Including Area Code, of Agent for Service)

                     CALCULATION OF REGISTRATION FEE

______________________________________________________________________
______________________________________________________________________
                          Proposed       Proposed
Title of                  Maximum        Maximum
Securities   Amount       Offering       Aggregate    Amount of
to be        to be        Price Per      Offering     Registration
Registered   Registered   Share (1)      Price (1)    Fee
______________________________________________________________________

Class A      165,000      $19.625       $3,238,125     $982
Common
Stock
($0.1 par
value)
______________________________________________________________________
______________________________________________________________________

(1) Estimated solely for the purpose of calculating the registration fee for the shares being registered hereby pursuant to Rule 457 based on the average of the high and low sales price for Common Stock on June 13, 1997, as reported on The Nasdaq National Market.
______________________________________________________________________

                                     PART II
                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

     The following documents filed by United Video Satellite Group, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in the Registration
Statement:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    (3) The Company's Current Report on Form 8-K dated May 1, 1997;

    (4) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended since December 31, 1996; and

    (5) The description of the Class A Common Stock, $.01 par value per share, of the Company contained in the Company's Registration
Statement on Form 8-A/A, filed on March 29, 1996; Commission File No.
0-22662.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.


Item 4.  Description of Securities

     Not applicable.


Item 5.  Interests of Named Experts and Counsel

     Not applicable.


Item 6.  Indemnification of Directors and Officers.

     Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of the Company provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the Delaware General Corporation Law contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines and amounts paid in settlement actually and reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Restated Certificate of Incorporation of the Company provides for indemnification of the Company's directors and officers to the fullest extent permitted by applicable law. The Bylaws of the Company provide that the Company shall indemnify to the fullest extent permitted by law any party to a proceeding against liability incurred in, relating to or as a result of a proceeding by reason of the fact that he is or was a director, officer or employee of the Company. The Bylaws of the Company also allow the Company to purchase and maintain of directors' and officers' liability insurance.

The Company had a directors and officers insurance policy in effect until January 25, 1996, and under that policy, claims made within three years of January 25, 1996, relating to events prior to January 25, 1996, would be covered by the policy.

Item 7.  Exemption from Registration Claimed.

     Not applicable.


Item 8.  Exhibits.

Exhibit
Number   Description of Exhibit

 5.1     Opinion of Holme Roberts & Owen LLP
23.1     Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)
23.2     Consent of Ernst & Young LLP
24.1     Power of Attorney


Item 9.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, as of June 20, 1997.

                  UNITED VIDEO SATELLITE GROUP, INC.


                  By:  /s/ Peter C. Boylan III
                  Peter C. Boylan III
                  Executive Vice President and Chief Operating Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

    Signatures                     Title                       Date

          *
________________________    Chief Executive Officer;      June 20, 1997
Gary S. Howard              Chairman of the Board of
                            Directors and President
                            (Principal Executive Officer)

          *
________________________    Vice Chairman and Director    June 20, 1997
Lawrence Flinn, Jr.


  /s/ Peter C. Boylan III
________________________    Executive Vice President,     June 20, 1997
Peter C. Boylan III         Chief Operating Officer and
                            Director (Principal
                            Financial Officer)

  /s/ Craig M. Waggy
________________________    Senior Vice President         June 20, 1997
Craig M. Waggy              Finance and Treasurer
                            (Principal Accounting
                            Officer)

          *
________________________    Director                      June 20, 1997
David P. Beddow

          *
________________________    Director                      June 20, 1997
William J. Bresnan


          *
________________________    Director                      June 20, 1997
Donne F. Fisher


          *
________________________    Director                      June 20, 1997
Paul A. Gould


          *
________________________    Director                      June 20, 1997
Camille K. Jayne


          *
________________________    Director                      June 20, 1997
Larry E. Romrell


          *
________________________    Director                      June 20, 1997
J.C. Sparkman


          *
________________________    Director                      June 20, 1997
J. David Wargo


   /s/ Peter C. Boylan III
By:______________________      Attorney-in-Fact            June 20, 1997
Peter C. Boylan III

                                  EXHIBIT INDEX


Exhibit No.

 5.1     Opinion of Holme Roberts & Owen LLP
23.1     Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1)
23.2     Consent of Ernst & Young LLP
24.1     Power of Attorney